EXHIBIT (l)


                    FIRST AMERICAN INSURANCE PORTFOLIOS, INC.
                      STATEMENTS OF ASSETS AND LIABILITIES
                                 APRIL 14, 2000

                                                                       LARGE CAP
                                                                        GROWTH   TECHNOLOGY  INTERNATIONAL
                                                                       PORTFOLIO  PORTFOLIO   PORTFOLIO
                                                                       ---------  ---------   ---------
ASSETS:

Cash in bank on demand deposit                                         $  30,000   $40,000     $30,000
Deferred offering expenses (note 3)                                        4,800     6,300       4,800
                                                                        --------    ------      ------
   Total Assets                                                           34,800    46,300      34,800
                                                                        --------    ------      ------
LIABILITIES:

Organization expenses payable (note 3)                                     4,800     6,300       4,800
                                                                        --------    ------      ------
   Total Liabilities                                                       4,800     6,300       4,800
                                                                        --------    ------      ------
NET ASSETS APPLICABLE TO OUTSTANDING SHARES                            $  30,000   $40,000     $30,000
                                                                        ========    ======      ======


NET ASSETS ARE COMPOSED OF THE FOLLOWING:

Capital stock - authorized 100 billion shares ($0.01 par value) for
each Portfolio                                                         $      30   $    40     $    30
Additional paid-in capital                                                29,970    39,960      29,970
TOTAL - REPRESENTING NET ASSETS APPLICABLE TO
                                                                        --------    ------      ------
    OUTSTANDING CAPITAL STOCK                                          $  30,000   $40,000     $30,000
                                                                        ========    ======      ======

SHARES OUTSTANDING                                                         3,000     4,000       3,000
                                                                        ========    ======      ======

NET ASSET VALUE PER SHARE OF OUTSTANDING CAPITAL STOCK                 $   10.00   $ 10.00     $ 10.00
                                                                        ========    ======      ======



See accompanying Notes to Financial Statements.

                    FIRST AMERICAN INSURANCE PORTFOLIOS, INC.
                            STATEMENTS OF OPERATIONS
                                 APRIL 14, 2000


                                         LARGE CAP
                                          GROWTH   TECHNOLOGY  INTERNATIONAL
                                         PORTFOLIO  PORTFOLIO    PORTFOLIO
                                         ---------  ---------    ---------

INVESTMENT INCOME                         $    --   $    --      $    --
                                           ------    ------       ------

EXPENSES:

Organization expenses                       4,800     6,300        4,800
Expenses reimbursed by the advisor         (4,800)   (6,300)      (4,800)
                                           ------    ------       ------
   Total expenses                              --        --           --

                                           ------    ------       ------
NET INVESTMENT INCOME                     $    --   $    --      $    --
                                           ======    ======       ======


See accompanying Notes to Financial Statements.

FIRST AMERICAN INSURANCE PORTFOLIOS, INC.
NOTES TO FINANCIAL STATEMENTS

APRIL 14, 2000


(1)  ORGANIZATION
     First American Insurance Portfolios, Inc. (the Company) was incorporated on August 27, 1999, and is registered under the Investment Company Act of 1940 (as amended) as a single, open-end management investment company that currently includes 3 portfolios, Large Cap Growth Portfolio, Technology Portfolio and International Portfolio (the Portfolios). The only transactions of First American Insurance Portfolios, Inc. have been the sale of 3,000 shares of Large Cap Growth Portfolio, 4,000 shares of Technology Portfolio, and 3,000 shares of International Portfolio to U.S. Bank National Association on April 14, 2000.

(2)  FEDERAL TAXES
     The Portfolios intend to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute taxable income to the shareholders in amounts that will avoid federal income and excise taxes.

(3)  FEES AND EXPENSES
     The Company has entered into an investment advisory agreement with U.S. Bank National Association (the Advisor) under which the Advisor manages the Portfolios' assets and furnishes related office facilities, equipment, research and personnel. The agreement requires the Portfolios to pay the Advisor a monthly fee based on average daily net assets. The fee is equal to an annualized rate of 0.70% for Large Cap Growth Portfolio and Technology Portfolio and 1.25% for International Portfolio.

     Marvin & Palmer Associates, Inc. serves as Sub-Advisor to the International Portfolio pursuant to an Sub-Advisory Agreement with the Advisor. Marvin & Palmer is paid a monthly fee by the Advisor calculated on an annual basis to equal 0.75% of the first $100 million average daily net assets, and declining percentages to 0.40% of average daily net assets in excess of $500 million.

     U.S. Bank National Association also provides administrative services, including certain accounting, legal and shareholder services for a monthly administrator fee calculated at an annualized rate equal to 0.12% of each Portfolio's average daily net assets with a minimum annual fee of $50,000 per portfolio. The Company is affiliated with the First American Family of Funds to the extent that the aggregate net assets of the First American Family of Funds exceed $8 billion, each Portfolio's annual fee is reduced to 0.105% for their relative share of the excess net assets. Each Portfolio is currently subject to the $50,000 minimum annual fee.

     Through a separate contractual agreement, U.S. Bank National Association serves as the Portfolios' custodian. The fee for Large Cap Growth Portfolio and Technology Portfolio is equal to an annual rate of 0.03% of each Portfolio's average daily net assets. The fee for International Portfolio is equal to an annualized rate of 0.10% of average daily net assets. All fees are computed daily and paid monthly.

     In addition to the investment advisory, administrative and custody fees, the Portfolios are responsible for paying most other operating expenses including outside directors' fees and expenses, printing and shareholder reports, transfer agent fees and expenses, legal and auditing services, insurance, interest and other miscellaneous expenses.

     For the fiscal year ended December 31, 2000, U.S. Bank National Association has agreed to voluntarily limit total fees and expenses of the Portfolios to an annual rate of 0.80%, 0.90% and 1.45% of average daily net assets of Large Cap Growth Portfolio, Technology Portfolio and International Portfolio, respectively.

     Costs incurred in connection with the organization of the Portfolios, estimated at $15,900, will be borne by the Portfolios, subject to the expense limitation agreement described above.